Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone:   440/632-1666     FAX:   440/632-1700

www.middlefieldbank.bank

Company Contact:	Investor and Media Contact:

Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Attending Two Upcoming

Institutional Investor Conferences

MIDDLEFIELD, OHIO, July 24, 2019 ◆◆◆◆ Middlefield Bank (Nasdaq: MBCN) today announced management will be attending two upcoming institutional investor conferences.

On July 30, 2019, management will be attending the KBW Annual Summer Community Bank Conference in New York, NY. Middlefield’s management is scheduled to present on July 30th at 8:35 a.m. Eastern Time, with one-on-one meetings to be held throughout the conference.

On August 8, 2019, management will be attending the Boenning & Scattergood Community Bank Conference in Hershey, PA. The Company will be hosting one-on-one meetings with investors who are registered to attend the conference.

“We recently announced record second quarter earnings of $1.01 per diluted share. The quarter ended with a record book value of $41.41 per share, a 9.1% increase from June 30, 2018,” stated Thomas G. Caldwell, President and Chief Executive Officer. “We believe we are well positioned to continue profitably growing our business, which includes opportunities to drive noninterest income in 2019 and beyond. We look forward to attending these conferences and sharing our compelling investment opportunity with investors.”

About Middlefield

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company with total assets of $1.29 billion at June 30, 2019. The bank operates 15 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.